Exhibit 5.1

January 25, 2017

To: Kornit Digital Ltd. 12 Ha`Amal Street, Afek Park, Rosh-Ha`Ayin 4809246, Israel

Re: Shelf Offering Via Rule 424(b)(5) Prospectus Supplement

Ladies and Gentlemen:

We have acted as Israeli counsel for Kornit Digital Ltd., an Israeli company (the “Company”), in connection with the underwritten public offering contemplating (i) the sale by certain shareholders of the Company (the “Selling Shareholders”) of 5,500,000 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”, and such Ordinary Shares, including Option Shares (as defined below), the “Initial Secondary Shares”), (ii) the sale by the Company of 2,000,000 Ordinary Shares (the “Initial Primary Shares” and together with the Initial Secondary Shares, the “Initial Shares”), (iii) the potential sale by one of the Selling Shareholders of up to an additional 825,000 Ordinary Shares (the “Additional Secondary Shares”) and (iv) the potential issuance and sale by the Company of up to an additional 300,000 Ordinary Shares (the “Additional Primary Shares” and together with the Additional Secondary Shares, the “Additional Shares”) and collectively with the Initial Shares, the “Shares”) which Additional Shares are subject to an option to purchase additional shares granted by the Selling Shareholders and the Company to the underwriters of the offering (the “Offering”).

The Offering is being effected pursuant to the registration statement on Form F-3 (File No. 333-215404) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) on January 3, 2017, including the prospectus contained therein, as supplemented by the preliminary prospectus supplement dated January 23, 2017 and the final prospectus supplement dated January 25, 2017, in each case as filed by the Company with the SEC pursuant to Rule 424(b)(5) under the Securities Act (collectively, the “Prospectus Supplements”).

This opinion letter is rendered pursuant to Item 9 of Form F-3 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus Supplements; (iii) the form of underwriting agreement, dated as of January 25, 2017, by and among the Company, Barclays Capital Inc. and Citigroup Global Markets Inc., as Representatives of the underwriters named on Schedule A thereto, and the selling shareholders named therein (the “Underwriting Agreement”); (iv) the articles of association of the Company, as amended and as currently in effect (the “Articles”); (v) resolutions of the board of directors of the Company (the “Board”), the audit committee thereof and a pricing committee thereof, that relate to the Registration Statement, the Prospectus Supplements and the actions to be taken in connection with the Offering; (vi) documents relating to options granted to certain of the Selling Shareholders which are currently exercisable for Ordinary Shares that may be sold in the Offering (the “Option Shares”) and (vii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that (i) the Initial Secondary Shares and the Additional Secondary Shares (other than the Option Shares) are duly authorized, validly issued, fully paid and non-assessable; (ii) upon payment to the Company of the exercise price of the Option Shares, the Option Shares, when issued and sold as described in the Registration Statement and Prospectus Supplements, will be duly authorized, validly issued, fully paid and non-assessable and (iii) the Initial Primary Shares and the Additional Primary Shares (the “Primary Shares”) are duly authorized and, upon payment to the Company of the consideration per Ordinary Share in such amount and form as shall be determined by the Board or an authorized committee thereof, the Primary Shares, when issued and sold in the Offering as described in the Registration Statement and Prospectus Supplements, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference into the Registration Statement) and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal